Exhibit 10.39

TECHNICAL ASSISTANCE AGREEMENT

THIS TECHNICAL ASSISTANCE AGREEMENT (this “Agreement”) is made and entered into as of this 7th day August of 2003 (the “Effective Date) by and between MedicalCV, Inc. (“MedicalCV”), a Minnesota corporation with a business address at 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, agreeing to have Gregory Brucker, (“Brucker”), serve as an independent contractor for MedicalCV, with reference to the following:

Recitals

Brucker desires to perform, and MedicalCV desires to have Brucker perform, consulting services as an independent contractor to MedicalCV following the 120 day period as described in Secion 9.1 of the Technology Purchase Agreement to be signed within 30 days of the signing date of this Agreement.

Agreement

NOW, THEREFORE, the parties agree as follows:

1.                                       Services and Relationship.  Brucker shall provide technical assistance to MedicalCV relating to the Product and Technology, Intellectual Property, Documentation and Know-how of MedicalCV (the “Services”).  The terms “Product”, “Technology,” “Intellectual Property,” “Documentation” and “Know-how” shall have the meanings set forth in the certain Technology Purchase Agreement to be signed within 30 days of this Agreement herewith by and between MedicalCV, Inc.,  LIGHTWAVE ABLATION SYSTEMS, INC. and Brucker.  During the term of this Agreement, Brucker shall be a self-employed independent contractor with respect to performing services for MedicalCV.  Nothing in this Agreement shall be construed to create a joint venture, partnership, agency, or other similar relationship of any type between Brucker and MedicalCV.  Brucker shall have no authority to bind MedicalCV or to contract in its name or to create any liability for MedicalCV.

2.                                       Independent Contactor.   Acting as an independent contractor, Brucker shall perform the Services at MedicalCV’s request, and shall report to MedicalCV’s Chief Executive Officer or an individual designated by MedicalCV’s Chief Executive Officer.  Brucker shall make himself available to and provide the Services to MedicalCV on a schedule to be determined by the parties on a periodic basis.

3.                                       Compensation.  For the Services performed under this Agreement, as described above, Brucker shall receive a consulting fee of $ 900 per day ($450 per one-half day).

4.                                       Taxes.  Brucker shall be solely responsible for payment of all self-employment taxes and/or assessments imposed on the payment of compensation for the performance of consulting services including without limitation, any unemployment insurance or tax, any federal, state and foreign income taxes, and any federal social security payments (FICA) or Minnesota disability taxes (and shall provide evidence to MedicalCV that such have been paid).

5.                                       Expenses.  Brucker is not authorized to incur any expenses on behalf of MedicalCV without prior written consent of any authorized agent of MedicalCV, and all statements submitted by Brucker for services and expenses shall be in the form prescribed by MedicalCV and shall be approved by MedicalCV’s Chief Executive Officer or an individual designated by MedicalCV’s Chief Executive Officer’s.

6.                                       Insurance.  Brucker shall have in effect a comprehensive general liability insurance covering Brucker and all aspects of Brucker’s provision of consulting services, including, without limitation, if applicable, coverage for workers compensation and Employers Liability in compliance with all applicable statutory regulations.  Brucker shall maintain such insurance with customary coverages in full force and effect for so long as he provides consulting services to MedicalCV.

7.                                       Conduct.  Brucker agrees to: (i) provide any documentation to MedicalCV and to execute any documents when reasonably requested by MedicalCV which relate to Brucker’s performance of services to MedicalCV during the term of this Agreement or after; and (ii) honor all rules and regulations of MedicalCV and refrain from committing any act or omission inconsistent with MedicalCV’s standard of conduct.

8.                                       Non-Competition and Non-Disclosure.  Brucker hereby acknowledges that he shall be bound by the obligations of Non-Competition and Non-Disclosure set forth in Sections 9.2 and 9.3 of the Technology Purchase Agreement. The Company possesses or will acquire Proprietary Information which is important to its business.  For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by the Company, or which became known by, or was conveyed to the Company, which has commercial value in the Company’s business.  “Proprietary Information” includes, but is not limited to, trade secrets, copyrights, mask works, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code, object code, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally.  I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

9.                                       No Solicitation.  Brucker agrees, for the Term of this Agreement, and for a period of eighteen (18) months thereafter, to refrain from soliciting, employing, contracting or interfering with any MedicalCV’s relationships with, or enticing away from MedicalCV, any employee, customer, license, distributor, vendor or other source of supply of MedicalCV.

10.                                 No Breach.  Brucker’s entering into this Agreement and performing the obligations hereunder shall not result in any breach, default or violation of any agreement, charter, instrument or other document to which Brucker is a party of otherwise bound.

11.                                 Return of Materials.  If requested by MedicalCV during the Term of this Agreement or thereafter, Brucker shall promptly return any and all tangible MedicalCV property that has come into Brucker’s possession.  Upon termination of this Agreement for nay reason, Brucker shall, within ten (10) days of such termination and in accordance with any instructions provided by MedicalCV, return to MedicalCV and all tangible MedicalCV property that has come into Brucker’s possession, including all copies thereof and any notes, memoranda, and other documents or other media relating thereto.  Brucker shall not remove any MedicalCV property from MedicalCV premises without written authorization from MedicalCV.  The product of all work performed under this Agreement, including trade secrets, confidential information, any apparatus, device, intellectual property, discoveries, improvements, modifications, and enhancements, techniques, concepts, data, technical information, specifications (including engineering, testing and manufacturing specifications), diagrams, schematics, charts and lists, drawings, lab books, blueprints, works of authorship, mask works, information, materials, tools, computer programs, technical publications, manuals, designs, artwork, devices or models, shall be property of MedicalCV or its nominees, and MedicalCV or its nominees shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights of such work products.

12.                                 Material Inside Information.  In the course of performing the obligations hereunder, Brucker recognizes that he may receive certain information that is considered material nonpublic information within the meaning and intent of the Federal and State securities laws, rules and regulations.  Brucker hereby agrees not to engage in any securities trading transactions based upon such information nor disclose any such information to any third party that may or could engage in transactions involving the securities of MedicalCV.

13.                                 Equitable Relief.  Brucker agrees that any breach of the provisions listed in paragraphs 10, 11 and 12 of this Agreement shall result in irreparable harm to MedicalCV.  Brucker therefore agrees that MedicalCV shall have the right to an injunction or other equitable relief to enforce those provisions without prejudice to any others rights and remedies MedicalCV may have.

14.                                 Inventions/Patents.

(a)                                  Brucker hereby acknowledges that he shall be bound by the obligations of Improvements set fouth in Section 9.4 and of the Technology Agreement pertaining to the Technology and the Restricted Business. Brucker shall promptly disclose in writing to MedicalCV complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Brucker, either solely or in collaboration with others, during the term of this Agreement which pertain to the Restricted Business and for a period of twelve (12) months thereafter, whether or not during regular working hours, relating to the business, products, practices or techniques of MedicalCV (hereinafter referred to as “Developments”).  Brucker, to the extent that he has the legal right to do so, hereby acknowledges that any and all of such Developments are the property of MedicalCV and hereby assigns and agrees to assign to MedicalCV any and all of Brucker’s right, title and interest in and to any and all of such Developments pertaining to the Technology.

(b)                                 The provisions of Section 14(a) shall not apply to any Development meeting the following conditions:

(i)                                     such Development was developed entirely on Brucker’s own time;

(ii)                                  such Development was made without the use of any Company equipment, supplies, facility or trade secret information;

(iii)                               such Development does not relate directly to the Technology as defined in the TPA; and

(iv)                              such Development does not result from any work performed by Brucker for MedicalCV.

(c)                                  Upon request and without further compensation therefor, but at no expense to Brucker, and whether during the term of this Agreement or thereafter, Brucker shall do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of MedicalCV, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign letters patent, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording MedicalCV’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

(d)                                 Brucker shall keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by MedicalCV.  Such accounts, notes, data and records shall be the property of MedicalCV, and, upon its request, Brucker shall promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Brucker shall surrender the same, and all copies thereof, to MedicalCV upon the termination of this Agreement.

15.                                 Copyrights.  Brucker shall, without further consideration, assign all right, title and interest in any copyrightable material created in connection with this Agreement to MedicalCV and shall assist MedicalCV and its nominees in every proper way, entirely at MedicalCV’s expense, to secure, maintain and defend for MedicalCV’s own benefit, copyrights and any extensions and renewals thereof on any and all such material including translations thereof in any and all countries, such material to be and to remain the property of MedicalCV whether copyrighted or not.  All materials produced by Brucker under this Agreement shall be considered work made for hire.

16.                                 Prevention of Damage.  Brucker further agrees that as to MedicalCV’s protection in connection with the Services, Brucker shall take such steps as may be reasonably necessary to prevent personal injury or property damage during any work hereunder that may be performed by any employees, agents, or subcontractors of Brucker at the location and take all reasonable and necessary actions to ensure that no governmental agency or law, rule or ordinance has been or may be violated in either the manufacture or sale of products or the performance of services covered by this Agreement and shall defend and hold MedicalCV harmless from loss, cost or damages as a result of any such actual or alleged violation.

17.                                 Indemnity.  Brucker shall indemnify and hold harmless MedicalCV from and against:

(e)                                  any and all claims, losses, liability, damages (including legal fees and costs), diminution in value and the like arising from any breach or non-fulfillment of Brucker’s covenants in this Agreement; and

(f)                                    any and all loss, liability, and damages arising from or caused directly or indirectly by any act or omission of Brucker and/or any agents, employees or subcontractors of Brucker.

18.                                 Term; Termination.  This Agreement shall continue for one (1) year and thereafter shall continue on a month-to-month basis (the “Term”).  MedicalCV may terminate this Agreement immediately (i) if MedicalCV shall determine not to pursue commercialization of the Product.  Notwithstanding the foregoing, this Agreement automatically shall terminate upon termination of the Technology Purchase Agreement, subject to the survival of certain provisions as set forth in Section 28 below.

19.                                 Controlling Law.  This Agreement is made under and shall be construed according to the laws of the State of Minnesota applicable to any contract entered into and wholly performed therein except for that body of laws that relates to conflict of law principles.

20.                                 Personal Jurisdiction.  In any judicial proceeding involving a dispute arising from or with respect to this Agreement, Brucker agrees to submit to personal jurisdiction of state and federal courts located in the County of Hennepin, State of Minnesota.

21.                                 No Assignment.  Brucker agrees not to assign or transfer any rights or obligations under this Agreement or any interest herein, voluntarily or involuntarily, without the prior written consent of MedicalCV, which consent may be withheld by MedicalCV in the sole exercise of its discretion, and any such assignment shall be void and of no effect.  MedicalCV shall be free to assign or transfer any of its rights or obligations or any interest herein without Brucker’s prior consent.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

22.                                 Invoices/Notices/etc.  All invoices, notices, requests, payments, demands or communications required hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, or by an overnight courier service having a reputation for dependability (as of the Effective Date) to the parties at the following addresses:

For Brucker:		For MedicalCV:

5029 Garfield Ave.So.	Attn:	Chief Executive Officer
Mpls, MN 55419		9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

23.                                 Severability.  If any provision of this Agreement shall be unlawful, void, or for any reason unenforceable, it shall be deemed severable from, and in no way shall affect the validity or enforceability of, the remaining provisions of this Agreement.

24.                                 Amendment.  This Agreement can only be amended or modified in a written document signed by Brucker and MedicalCV.

25.                                 Legal Fees.  Except as expressly provided herein to the contrary, each party shall be responsible for its own legal fees and costs in connection with the transactions described herein.

26.                                 No Presumption.  No presumption shall arise as a result of any party’s involvement in the drafting of this Agreement.

27.                                 No Waiver.  The waiver of either party hereto of a breach of any provisions of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

28.                                 Survival.  Brucker agrees that the provisions of Sections 3, 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 21, 27, 28, and 29 hereof shall survive termination of this Agreement and shall be fully enforceable thereafter.

29.                                 Entire Agreement.  This Agreement and the Assignment Agreement contain the entire agreement with respect to the subject matter hereof and, except as expressly provided to the contrary, supersedes all prior oral or written agreements, communications and dealings between Brucker and MedicalCV with respect to the subject matter hereof, all of which are hereby merged into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers or agents on the date and year first above written.

MedicalCV, Inc.

/s/ Blair P. Mowery	/s/ Gregory Brucker
By: Blair P. Mowery	Gregory Brucker
Its: Chief Executive Officer

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